Exhibit 99.1

Oscient Pharmaceuticals Contacts:

Christopher Taylor

781-398-2466

Sandra Schmidt Coombs

781-398-2310

For Immediate Release

Oscient Pharmaceuticals Reports Second Quarter 2008 Financial Results

— Total revenues increase 27% from Q2 2007 —

— Conference call with senior management scheduled for 8:30 AM today —

Waltham, Mass., August 1, 2008 – Oscient Pharmaceuticals Corporation (Nasdaq: OSCI) today reported financial results for the second quarter ended June 30, 2008. Highlights from the quarter include:

•	Recorded total revenues of $20.3 million in the second quarter of 2008, compared to $15.9 million in second quarter of 2007;
•	ANTARA® (fenofibrate) capsules prescriptions increased 27% in the second quarter of 2008 compared to the second quarter of 2007;
•	The Company updated 2008 revenue expectations to $92-99 million.

Total revenues for the second quarter of 2008 were $20.3 million, which included $18.4 million in revenue from the cardiovascular drug ANTARA and $1.9 million in revenue from the antibiotic FACTIVE® (gemifloxacin mesylate) tablets. This compares to $15.9 million in total revenues recorded in the second quarter of 2007, with $14.1 million from ANTARA and $1.8 million from FACTIVE.

“The growth of ANTARA continued to be strong in the second quarter as the brand achieved new highs in total prescriptions, new prescriptions and market share,” stated Steven M. Rauscher, President and Chief Executive Officer. “Our team has established considerable momentum for our flagship brand, ANTARA, during the second quarter, and we look forward to accelerating the growth of that product through the second half of 2008.”

For the second quarter ended June 30, 2008, the Company reported a net loss of ($16,785,000), or ($1.20) per basic and diluted share. For the second quarter ended June 30, 2007, the Company reported net income of $16,277,000, or $0.62 per diluted share, reflecting a one-time, non-cash gain of $30.8 million related to a convertible debt exchange completed during the second quarter of 2007. Exclusive of this one-time, non-cash gain, the Company’s pro forma net loss for the second quarter of 2007 was ($14,547,000), or ($0.56) per diluted share.

During the quarter ended June 30, 2008, the Company’s cash position decreased by approximately $10.3 million to approximately $31.8 million in total cash, cash equivalents and restricted cash.

Selling and marketing expenses were $18.2 million in the second quarter of 2008, compared to $14.3 million in the second quarter of 2007. General and administrative expenses for the second quarter of 2008 totaled approximately $3.9 million, compared to $2.9 million in the second quarter of 2007. Second quarter 2008 results

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Oscient Pharmaceuticals/ 1000 Winter Street Waltham MA 02451

t: 781.398.2300 f: 781.893.9535 www.oscient.com

Q2 2008 Financial Results

August 1, 2008

included approximately $6.1 million in non-cash charges, compared to $5.4 million in the second quarter of 2007. Non-cash charges in the second quarter of 2008 included $3.6 million recorded as interest expense, $2.3 million related to the amortization of intangible assets and $0.2 million of stock-based compensation. Non-cash charges in the second quarter of 2007 included $2.4 million recorded as interest expense, $2.3 million primarily related to the amortization of intangible assets and $0.7 million of stock-based compensation.

For the six months ended June 30, 2008, the Company reported total revenues of $38.7 million, reflecting ANTARA revenues of $31.0 million and FACTIVE revenues of $7.7 million. This compares to total revenues of $39.1 million in the first half of 2007, including ANTARA revenues of $26.4 million and FACTIVE revenues of $12.7 million. The Company reported a net loss of ($38,201,000), or ($2.73) per basic and diluted share for the first half of 2008. The Company reported net income of $4,315,000, or $0.32 per basic and diluted share, for the first six months of 2007. Exclusive of the one-time, non-cash gain related to the convertible debt exchange completed during the first half of 2007, the Company’s pro forma net loss for the first half of 2007 was ($26,509,000), or ($1.95) per basic and diluted share.

Financial Guidance

Based on the impact of the economic climate on branded pharmaceutical products, and the dynamics within Oscient’s product categories, the Company is adjusting revenue guidance for 2008 by approximately four percent. The Company expects $92-99 million in revenue for fiscal year 2008 from ANTARA and FACTIVE, with approximately 80 percent of those revenues derived from sales of ANTARA. The Company now expects a net decrease in cash of approximately $30-33 million in 2008. This guidance does not include any cash impact of the acquisition and marketing of a third product, which remains one of the Company’s top business development goals.

Market Performance Highlights

•

ANTARA prescription performance: During the second quarter of 2008, based on Wolters Kluwer Health monthly prescription data, approximately 164,200 total prescriptions for ANTARA were filled, representing a 27% increase compared to the second quarter of 2007.

•

FACTIVE prescription performance: Based on Wolters Kluwer Health monthly prescription data, during the second quarter of 2008, nearly 39,500 prescriptions for FACTIVE were dispensed, representing a 14% decrease from the second quarter of 2007. This reflects a decline in the branded fluoroquinolone market of 4% in the second quarter of 2008 versus the second quarter of 2007 and a shift in the Company’s promotional focus to ANTARA.

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a commercial-stage pharmaceutical company marketing two FDA-approved products in the United States: ANTARA® (fenofibrate) capsules, a cardiovascular product and FACTIVE® (gemifloxacin mesylate) tablets, a fluoroquinolone antibiotic. ANTARA is indicated for the adjunct treatment of hypercholesterolemia (high blood cholesterol) and hypertriglyceridemia (high triglycerides) in combination with diet. FACTIVE is approved for the treatment of acute bacterial exacerbations of chronic bronchitis and community-acquired pneumonia of mild to moderate severity. Oscient promotes ANTARA and FACTIVE through a national sales force calling on primary care physicians, cardiologists, endocrinologists and pulmonologists.

For important information regarding the safety and use of ANTARA and FACTIVE, please see the full prescribing information available at www.antararx.com and www.factive.com.

Forward-Looking Statement

This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements with regard to (i) the Company’s anticipated total revenue for the 2008 fiscal year and the relative contribution of the Company’s products to such anticipated revenue, (ii) the Company’s anticipated net cash utilization for the 2008 fiscal year, (iii) the Company’s goal to add an additional product to its current product portfolio, and (iv) the anticipated growth of ANTARA through the second half

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Q2 2008 Financial Results

August 1, 2008

of the 2008 fiscal year. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risks include, but are not limited to (a) our ability to successfully commercialize and market ANTARA or FACTIVE due to: the limitations on our resources and experience in the commercialization of products; lack of acceptance by physicians, patients and third party payors; unanticipated safety, product liability, efficacy, or other regulatory issues; delays in recruiting and training sales personnel; problems relating to manufacturing or supply; delays in the supply of products by the third party manufacturers and suppliers on which we rely; inadequate distribution of the products by wholesalers, pharmacies, hospitals and other customers; and competition from other products; (b) the delay in or inability to obtain additional regulatory approvals of our products and product candidates due to negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA or EMEA requiring additional information or data, delays in the progress of ongoing clinical trials, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidates; (c) our ability to raise additional funds and/or refinance our maturing and existing debt and to fund our operations including sales and marketing activities and potential product acquisitions; and (d) claims against us by third parties, including claims relating to our intellectual property position. Factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statement are described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2008 and in other filings that we may make with the Securities and Exchange Commission from time to time.

Conference Call & Webcast Information

Slides accompanying today’s call are available in the Investor Relations section of the Company’s website.

A conference call will be held today at 8:30 AM ET with Steven Rauscher, President and CEO and other members of the management team. Participants can access the call by dialing 1-800-447-0521. International participants are asked to dial 1-847-413-3238. The conference ID number is 22248746. The call will also be available via webcast on the Company’s website at www.oscient.com. A replay will be available one hour after the conclusion of the call through August 8, 2008. Domestic participants can access the replay by dialing 1-888-843-8996, while international participants are asked to dial 1-630-652-3044. A replay of the webcast will also be available on the Company’s website.

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Q2 2008 Financial Results

August 1, 2008

OSCIENT PHARMACEUTICALS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts) (unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Revenues:
Product revenue, net	$20,193	$15,762	$38,461	$37,805
Other revenue	92	151	190	1,307

Total revenues	20,285	15,913	38,651	39,112

Costs and expenses:
Cost of product revenue	6,348	6,591	13,363	15,345
Research and development	521	1,292	1,864	2,797
Selling and marketing	18,190	14,348	37,942	31,803
General and administrative	3,936	2,914	7,826	6,473

Total costs and expenses	28,995	25,145	60,995	56,418

Loss from operations	(8,710)	(9,232)	(22,344)	(17,306)

Other (expense) income:
Interest income	147	720	503	1,210
Interest expense	(8,373)	(6,369)	(16,687)	(10,847)
Gain on exchange of convertible notes	—	30,824	—	30,824
Derivative gain on convertible notes	158	394	115	394
Gain on disposition of investment	96	—	412	158
Other income	2	48	10	97

Net other (expense) income	(7,970)	25,617	(15,647)	21,836

Net (loss) income before income tax	(16,680)	16,385	(37,991)	4,530

Provision for income tax	(105)	(108)	(210)	(215)

Net (loss) income:	$(16,785)	$16,277	$(38,201)	$4,315

Net (loss) income per common share—basic	$(1.20)	$1.20	$(2.73)	$0.32
Net (loss) income per common share—diluted	$(1.20)	$0.62	$(2.73)	$0.32
Weighted average shares outstanding—basic	13,969,554	13,587,513	13,967,690	13,584,582

Weighted average shares outstanding—diluted	13,969,554	26,051,143	13,967,690	13,589,780

SELECTED BALANCE SHEET DATA

(in thousands) (unaudited)

	June 30, 2008	December 31, 2007
Cash, cash equivalents and restricted cash*	$31,753	$52,466
Total assets	241,281	274,184
Deferred revenues Long-term liabilities	455 258,225	637 268,906
Shareholders’ deficit	(66,029)	(28,714)

* Includes restricted cash of approximately $4.2 million which relates to real estate obligations.

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